AMENDMENT
                          To the Amended Agreement and
                             Declaration of Trust of
                        Pioneer Variable Contracts Trust

The undersigned, being at least a majority of the Trustees of Pioneer Variable Contracts Trust, a Delaware business trust (the "Trust")[,] do hereby amend the Agreement and Declaration of Trust dated September 16, 1994, as amended [as of] (the "Declaration"), as follows, such amendments to become effective on the date hereof:

Pursuant to Article IX, Section 8 of the Declaration, the portfolio(s) set forth on Annex A are added to the list of the series of the Trust set forth at the end of the second sentence of Article 5, Section 1, each such portfolio to have Class I and Class II shares.

         IN WITNESS WHEREOF, the undersigned being all the Trustees of the Trust have executed this instrument as of May 6, 2000.

/s/ John F. Cogan, Jr.                    /s/ Marguerite A. Piret
------------------------                  ------------------------
John F. Cogan, Jr.                        Marguerite A. Piret
as trustee and not individually           as trustee and not individually

/s/ Richard H. Edgahl                     /s/ David D. Tripple
------------------------                  ------------------------
Richard H. Egdahl, M.D.                   David D. Tripple
as trustee and not individually           as trustee and not individually

                                          /s/ Stephen K. West
                                          ------------------------
                                          Stephen K. West
                                          as trustee and not individually


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                                                     ANNEX A

Pioneer Large-Cap Growth VCT Portfolio
Pioneer Large-Cap Value VCT Portfolio
Pioneer Small Company VCT Portfolio
Pioneer S&P 500 Index VCT Portfolio